Exhibit A-1

Pursuant to Rule 0-2 of the rules and regulations under the Investment Company Act of 1940, as amended, the undersigned declares that this application is signed by a duly authorized member of William Blair & Company, L.L.C. (“William Blair”).  The undersigned is duly authorized to sign this Application as a member of William Blair and its General Counsel pursuant to Section 14.1 of the Amended and Restated Limited Liability Company Agreement of William Blair & Company, L.L.C., dated January 2, 1996 as amended through January 8, 2008 (“Section 14.1”).  Under Section 14.1, a member that is not a member of William Blair’s executive committee has authority to bind William Blair and to perform such duties with respect to its business and activities to the extent that such member has been granted such authority by William Blair’s executive committee.  As a member of William Blair and William Blair’s General Counsel, the undersigned has been assigned by William Blair’s executive committee responsibility for all legal matters relating to William Blair and the authority to sign legal filings and other documents in this capacity.

WILLIAM BLAIR & COMPANY, L.L.C.

	By:	/s/ Arthur J. Simon, Esq.
		Name:	Arthur J. Simon, Esq.
		Title:	Principal
Dated: April 9, 2009

A-1